SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549-1004


                                   FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                                  MAY 29, 2002
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                (Date of Report (Date of Earliest Event Reported))


                              LA-Z-BOY INCORPORATED
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              (Exact name of registrant as specified in its charter)

              MICHIGAN                                    38-0751137
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   (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                      Identification No.)


       1284 North Telegraph Road, Monroe, Michigan           48162-3390
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         (Address of principal executive offices)             (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (734) 241-4414
                                                          --------------

                                      None
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Former name, former address and former fiscal year,if changed since last report.

Item 5. Other Events

La-Z-Boy announces fourth quarter and full year operating results.

Item 7. Financial Statements and Exhibits

99.1     Press Release


                      La-Z-Boy REPORTS BETTER-THAN-EXPECTED
                 FOURTH QUARTER AND FULL YEAR OPERATING RESULTS


MONROE MI, May 29, 2002 - La-Z-Boy Incorporated (NYSE, PCX: LZB) today reported net income of $0.41 per diluted share for the three months ended April 27, 2002, compared to $0.17 per share in the same quarter a year earlier. Prior to a previously-announced $0.09 per share restructuring charge, earnings for the most recent quarter were $0.50 per diluted share. This was above the $0.42 - $0.46 per share guidance range provided earlier by the company. Year-earlier fourth quarter earnings, prior to an $0.11 restructuring charge, totaled $0.28 per diluted share. Fourth quarter sales of $596 million were slightly ahead of the prior year quarter's $593 million.

President and CEO Jerry Kiser said he was pleased with the strong improvement in profitability achieved in the most recent quarter and the healthy sales gains recorded by the company's mid-priced upholstery businesses. He said, "Sales continued to strengthen across all of our residential product lines, while the contract office, health care business and the hospitality sectors remain challenging. Our recent trend of sequentially improving profit margins continued in the latest quarter on a 'normalized' basis (excluding restructuring expenses). Specifically, the normalized operating margin for the fourth quarter rose to 8.6% from 6.9% in the prior quarter and 6.0% in the fourth quarter of fiscal 2001. This was our best quarterly operating margin in 2 1/2 years, and a direct reflection of the actions we have taken during the past year."

Further Kiser said, "We began our restructuring efforts at the end of fiscal 2001 and through a series of actions, we substantially downsized our domestic manufacturing operations, primarily on the casegoods (wood furniture) side. In total, this restructuring cut our domestic casegoods production capacity and our casegoods manufacturing headcount by approximately 45% each. We also increased our manufacturing flexibility through the conversion of several former manufacturing facilities to import service centers, which will enable us to blend a growing volume of imports with our domestic production. These actions will allow us to remain competitive in this segment of the market while providing quality, service and stylish product to the consumer at a value price."

Net income for the fiscal year ended April 27, 2002, was $1.01 per diluted share, compared to $1.13 a year earlier. Prior to restructuring charges of $0.22 in fiscal 2002 and $0.11 in fiscal 2001, and a $0.05 per share nonrecurring insurance recovery gain in 2001, earnings per diluted share were $1.23 for fiscal 2002 and $1.19 in fiscal 2001. Total sales for fiscal 2002 declined 4%, to $2.154 billion. Kiser continued, "Excluding the Pilliod operations we divested, our overall sales decline for the year was 2%. This is significantly better than the recent calendar 2001 experience of the overall U.S. residential furniture manufacturers, whose shipments dropped 10.2% and better than the top 25 U.S. residential furniture manufacturers who as a group saw their calendar 2001 sales decline 6.6%, according to the industry publication Furniture/Today. For us, there is no question that the strength of our La-Z-Boy brand name, our proprietary distribution system, progressive styling and our companies' entrepreneurial spirit give us a significant advantage over our competition."

He continued, "We worked hard throughout the year at significantly lowering our cost structure across the entire company. The cumulative effect of these moves began to become evident in our numbers in the second half of our fiscal year, as business conditions in our industry firmed up somewhat. We also instituted a major organizational change last year, dividing the company into two reporting groups - upholstery and casegoods - and hired or promoted a number of top notch executives to the division head level within the two operating groups. With these actions and a qualified, motivated team, La-Z-Boy Incorporated today is a stronger, more competitive and better-positioned organization."

Business segment comments
Fourth quarter upholstery sales rose 11%, following a 7% gain in the previous quarter, and increased 4% for the full year. The upholstery operating margin rose to nearly 11% in the most recent quarter, from a 9% level in both the previous quarter and the fourth quarter of fiscal 2001. Kiser noted that this improvement was due in part to the continuing success of the La-Z-Boy Furniture Galleries(R) store system, which enjoyed an overall same store sales gain of 13.2% for the three months ended April 2002. "We are encouraged by the initial results of our updated Furniture Galleries store design concept," Kiser said, "and a number of our other upholstery companies also enjoyed solid sales growth in the year's final three months, as well."

Fourth quarter casegoods sales remained weaker than upholstery sales, declining 22% from a year earlier. Excluding Pilliod, which was divested effective November 30, 2001, total casegoods sales were down 14% for the fourth quarter and 15% for the full year. Kiser noted that despite this continuing sales softness, our casegoods normalized operating margin (before restructuring charges) rose to 5.3% in the fourth quarter, from 5.0% the prior quarter and less than 2% a year earlier. "We regard this as encouraging," he said, "and we fully expect our casegoods profitability to benefit significantly from our previously announced downsizing moves later this fiscal year, as consumer appetites for these larger ticket home furnishings revive."

Balance sheet improvements
Kiser added that during this difficult period, the company's total inventories were reduced by $18 million in the fourth quarter and by $49 million for the full year. He said strong cash flow enabled total debt to be reduced by $74 million during fiscal 2002, noting, "We ended fiscal 2002 with a debt-to-capitalization ratio of 16.6%, down from 23.7% a year earlier, which provides us with a great deal of financial flexibility." He noted another $31 million of cash flow was used to repurchase 1.2 million shares of La-Z-Boy common stock during the fourth quarter, which brought the full year stock repurchase activity to 1.6 million shares, at a total cost of $38 million. As of April 27, 2002, La-Z-Boy still had 3.6 million shares remaining under its current share repurchase authorization, Kiser said. The impact of these repurchases to the quarter and full year's earnings was $0.01 per share.

Business outlook
Kiser concluded, "It seems clear at this point that our industry is in the early phases of a long-term recovery. Assuming that U.S. consumer confidence continues to strengthen, we expect the coming year to be a significantly improved one for both our industry and our company. While the casegoods sector of our business remains sluggish, we anticipate that continuing growth in the upholstery segment will produce a low single digit overall sales increase for our seasonally low July quarter and we expect earnings for the July quarter in the range of $0.22-$0.27 per diluted share, compared with $0.05 a year ago. And, if casegoods demand rebounds in the second half as anticipated, we would expect sales gains for our full fiscal year ending next April in the mid single digit range, with earnings in the area of $1.60- $1.75 per diluted share."



Conference Call Information
The dial-in phone number for tomorrow's live conference call (May 30, 2002 at 11 a.m. EDT) will be (800) 374-1298 for persons calling from within the U.S. or Canada, and (706) 634-5855 for international callers. The call will also be webcast live and archived on the Internet, both at www.la-z-boy.com. A telephone replay will be available from approximately 2 p.m. tomorrow, May 30th, through noon on June 6th. This replay will be available to callers from the U.S. and Canada at (800) 642-1687 and to international callers at (706) 645-9291. The replay passcode will be 4015950.

Forward-looking Information
Any forward-looking statements contained in this report are based on current information and assumptions and represent management's best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer sentiment or demand, changes in housing sales, the impact of terrorism, the impact of interest rate changes, the impact of imports, changes in currency rates, competitive factors, operating factors, and other factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Additional Information
This news release is just one part of La-Z-Boy's financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission. We have filed a Form 8-K report which includes a condensed balance sheet, income statement and cash flow statement for fiscal 2002, and, is now available at www.la-z-boy.com. Investors and others wishing to be notified via e-mail of future La-Z-Boy news releases, SEC filings and conference calls may sign up for this service at: http://my.lazboy.com/mygallery/investor_relations.htm

Background Information
With annual sales in excess of $2 billion, La-Z-Boy Incorporated is one of the world's leading residential furniture producers. The La-Z-Boy Incorporated family of companies produces furniture for every room of the home and office, as well as for the hospitality and assisted-living markets. The upholstery segment companies are Bauhaus, Centurion, Clayton Marcus, England, HickoryMark, La-Z-Boy, La-Z-Boy Contract Furniture Group and Sam Moore, and its casegoods segment companies are Alexvale, American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation's vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 297 stand-alone La-Z-Boy Furniture Galleries(R) and 317 La-Z-Boy In-Store Gallerys, in addition to in-store gallery programs at the company's Kincaid, Pennsylvania House, Clayton Marcus, England and Lea business units. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry's fifth largest U.S. furniture retailer. Additional information is available at www.la-z-boy.com.


99.2     Financial Statements

         Description                                             Page #
         --------------------------------------------------------------
           Condensed Consolidated Statement of Income              5
           Condensed Consolidated Balance Sheet                    6
           Condensed Consolidated Statement of Cash Flows          6



                                        LA-Z-BOY INCORPORATED
                             CONDENSED CONSOLIDATED STATEMENT OF INCOME
                            (Amounts in thousands, except per share data)


                                          UNAUDITED                              UNAUDITED
                                    FOURTH QUARTER ENDED                    TWELVE MONTHS ENDED
                              --------------------------------      ----------------------------------
                                 4/27/02           4/28/01              4/27/02            4/28/01
                              --------------    --------------      ----------------    --------------
Sales                            $596,062          $592,952            $2,153,952        $2,248,491
Cost of sales                     444,383 (1)       473,120 (2)         1,647,334 (3)     1,753,000 (2)
                              --------------    --------------      ----------------    --------------
   Gross profit                   151,679           119,832               506,618           495,491

S, G & A                          109,231            95,673               398,229           374,697
Loss on divestiture                     -                 -                11,689 (4)             -
                              --------------    --------------      ----------------    --------------
   Operating income                42,448            24,159                96,700           120,794

Interest expense                    2,059             4,290                10,063            17,960
Interest income                       247               495                 1,362             1,779
Other income, net                    (265)           (1,668)                  937             7,431 (5)
                              --------------    --------------      ----------------    --------------
   Pretax income                   40,371            18,696                88,936           112,044

 Income tax expense                15,505             8,396                27,185            43,708
                              --------------    --------------      ----------------    --------------
   Net income                     $24,866           $10,300               $61,751           $68,336
                              ==============    ==============      ================    ==============

  Basic EPS                         $0.41             $0.17                 $1.02             $1.13

  Diluted avg. shares              61,063            60,571                61,125            60,692

  Diluted EPS                       $0.41             $0.17                 $1.01             $1.13

  Dividends paid                    $0.09             $0.09                 $0.36             $0.35
    per share



Notes
(1)    Fourth quarter of fiscal 2002 cost of sales included restructuring of $9.0 million.

(2)    Fourth quarter of fiscal 2001 cost of sales included restructuring of $11.2 million.

(3)    Full year of fiscal 2002 cost of sales included restructuring of $22.2 million.

(4)    The after tax impact of the loss on divestiture had no earnings per share impact due to the recognition of $11.8 million in tax benefits relating to this divestiture.

(5)    Full year of fiscal 2001 other income included insurance recovery of $5.1 million.


                              LA-Z-BOY INCORPORATED

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                                              UNAUDITED
                                                      -------------------------
(Amounts in thousands)                                  4/27/02      4/28/01
                                                      ------------ ------------
  Current assets
    Cash and equivalents                                  $26,771      $23,565
    Receivables - net                                     382,843      380,867
    Inventories - net                                     208,657      257,887
    Deferred income taxes                                  35,035       26,168
    Other current assets                                   18,386       20,289
                                                      ------------ ------------
      Total current assets                                671,692      708,776
  Property, plant and equipment                           205,463      230,341
    Intangibles                                           225,016      233,736
    Other long-term assets                                 58,605       52,944
                                                      ------------ ------------
           Total assets                                $1,160,776   $1,225,797
                                                      ============ ============
 Current liabilities
    Lines of credit                                             -      $10,380
    Current portion of long-term
        debt and capital leases                            $2,276        5,845
    Accounts payable                                       68,497       92,830
    Other current liabilities                             156,120      140,860
                                                      ------------ ------------
      Total current liabilities                           226,893      249,915
 Long-term debt and capital leases                        139,386      199,419
 Deferred income taxes                                     46,145       45,709
 Other long-term liabilities                               34,830       35,608
 Shareholders' equity                                     713,522      695,146
                                                      ------------ ------------
     Total liabilities and shareholders' equity        $1,160,776   $1,225,797
                                                      ============ ============



                   CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                                              UNAUDITED
                                                      -------------------------
(Amounts in thousands)                                  4/27/02      4/28/01
                                                      ------------ ------------
Cash flows from operating activities
  Net income                                              $61,751      $68,336
  Adjustments to reconcile net income to
   cash provided by operating activities
           Loss on divestiture                             11,689            -
           Depreciation and amortization                   43,988       45,697
           Change in working capital                       24,217        5,225
           Proceeds from insurance recovery                     -        5,116
           Change in deferred taxes                        (8,431)      (8,365)
                                                      ------------ ------------
               Total adjustments                           71,463       47,673
                                                      ------------ ------------

               Cash provided by operating activities      133,214      116,009

Cash flows from investing activities
  Proceeds from disposals of assets                         2,341        2,302
  Capital expenditures                                    (32,966)     (37,416)
  Proceeds from divestiture                                 6,048            -
  Change in other long-term assets                         10,198       (2,476)
                                                      ------------ ------------
               Cash used for investing activities         (14,379)     (37,590)

Cash flows from financing activities
  Net changes in debt                                     (73,982)     (34,026)
  Dividends paid                                          (21,886)     (21,189)
  Net changes in other shareholders' equity               (19,720)     (13,342)
                                                      ------------ ------------

               Cash used for financing activities        (115,588)     (68,557)

Effect of exchange rate changes on cash                       (41)        (650)
                                                      ------------ ------------
Change in cash and equivalents                              3,206        9,212
Cash and equivalents at beginning of period                23,565       14,353
                                                      ------------ ------------
Cash and equivalents at end of period                     $26,771      $23,565
                                                      ============ ============


99.3  Segment Analysis

LA-Z-BOY INCORPORATED
SEGMENT ANALYSIS


                                                   Fourth Quarter Ended                Year Ended
(Amounts in thousands)                           -------------------------     ----------------------------
Sales                                              4/27/02      4/28/01           4/27/02       4/28/01
                                                 ------------ ------------     -------------- -------------
Upholstery Group                                    $449,566     $406,485         $1,543,756    $1,488,111
Casegoods Group                                      146,870      187,323            611,268       762,159
Eliminations                                            (374)        (856)            (1,072)       (1,779)
                                                 ------------ ------------     -------------- -------------
   Consolidated                                     $596,062     $592,952         $2,153,952    $2,248,491
                                                 ============ ============     ============== =============

Operating income
Upholstery Group without restucturing                $49,144      $37,801           $134,337      $129,178
Restructuring                                              -       (2,300)            (3,735)       (2,300)
                                                 ------------ ------------     -------------- -------------
   Net upholstery group                               49,144       35,501            130,602       126,878
Casegoods Group without restructuring                  7,722        2,555             19,569        23,231
Restructuring                                         (9,000)      (8,900)           (18,452)       (8,900)
Loss on divestiture                                        -            -            (11,689)            -
                                                 ------------ ------------     -------------- -------------
   Net casegoods group                                (1,278)      (6,345)           (10,572)       14,331
Other                                                 (5,418)      (4,997)           (23,330)      (20,415)
                                                 ------------ ------------     -------------- -------------
Consolidated without
   restructuring and divestiture                      51,448       35,359            130,576       131,994
Restructuring                                         (9,000)     (11,200)           (22,187)      (11,200)
Loss on divestiture                                        -            -            (11,689)            -
                                                 ------------ ------------     -------------- -------------
   Net consolidated                                  $42,448      $24,159            $96,700      $120,794
                                                 ============ ============     ============== =============



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        LA-Z-BOY INCORPORATED
                                        ---------------------
                                            (Registrant)


                                        /s/ Louis M. Riccio Jr.
Date   May 29, 2002                     -----------------------
                                         Louis M. Riccio, Jr.
                                         Chief Accounting Officer